Exhibit 8.1

April 13, 2015 Nissan Auto Receivables 2015-A Owner Trust Nissan Auto Receivables Corporation II Nissan Motor Acceptance Corporation One Nissan Way Franklin, Tennessee 37067	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

Re:	Nissan Auto Receivables 2015-A Owner Trust

    Registration Statement on Form S-3

    Registration No. 333-183569

Ladies and Gentlemen:

We have acted as special tax counsel to Nissan Auto Receivables Corporation II, a Delaware corporation (the “Depositor”), in connection with the above-captioned registration statement (the “Registration Statement”) and the offering of the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes (collectively, the “Notes”) described in the final prospectus supplement dated April 7, 2015 (the “Prospectus Supplement”), and the base prospectus dated April 3, 2015 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Nissan Auto Receivables 2015-A Owner Trust, a Delaware statutory trust (the “Issuing Entity”), formed by the Depositor pursuant to a trust agreement (the “Trust Agreement”) between the Depositor and Wilmington Trust, National Association, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuing Entity and Wells Fargo Bank, National Association, as indenture trustee.

Based on the foregoing, we are of the opinion that the statements set forth in the Base Prospectus and the Prospectus Supplement forming part of the above captioned registration statement under the headings “Summary—Tax Status” and “Material Federal Income Tax Consequences,” to the extent that they constitute matters of law or legal conclusions relating to the federal laws of the United States, have been reviewed by us and are correct in all material respects and, to the extent such statements expressly state our opinions or state that our opinion has been or will be provided as to the Notes, we hereby confirm and adopt the opinions set forth therein.

The opinion expressed above is subject to the following assumptions, qualifications, limitations and exceptions:

The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the

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Nissan Auto Receivables 2015-A Owner Trust

Nissan Auto Receivables Corporation II

Nissan Motor Acceptance Corporation

April 13, 2015

foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

We consent to the filing of this letter with the Commission as Exhibit 8.1 to a Form 8-K filed in connection with the Prospectus and to the use of our name therein, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

Mayer Brown LLP

Nissan 2015-A Form 8-K Tax Opinion